Exhibit 31.2


                                 CERTIFICATION

         I, Joseph A. Lloret, Assistant Vice President of The Bank of New York, acting as trustee under the trust agreement described below, hereby certify that pursuant to the Core Investment Grade Bond Trust I Trust Agreement, dated as of November 20, 2002, as amended, among Core Bond Products LLC, as Depositor, The Bank of New York, as Trustee and Securities Intermediary (the "Trustee") and Banc of America Securities LLC, as Administrative Agent (the "Trust Agreement"), the Trustee has complied with all servicing obligations and all distribution obligations pursuant to the Trust Agreement for the fiscal year ending December 31, 2005.



                                   /s/ Joseph A. Lloret
                                  ------------------------------------
                                  Name:   Joseph A. Lloret
                                  Title: Assistant Vice President
                                  Date:  March 13, 2006